As filed with the Securities and Exchange Commission on April 22, 2019.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EQT CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	25-0464690
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

625 Liberty Avenue, Suite 1700
Pittsburgh, PA	15222
(Address of principal executive offices)	(Zip Code)

EQT Corporation Stock Option Inducement Award Agreement, dated April 22, 2019

EQT Corporation Performance Share Unit Inducement Award Agreement, dated April 22, 2019

EQT Corporation Restricted Stock Inducement Award Agreement (Cliff Vesting), dated April 22, 2019

EQT Corporation Restricted Stock Inducement Award Agreement (Ratable Vesting), dated April 22, 2019

(Full title of the plan)

Jonathan M. Lushko

General Counsel and Senior Vice President, Government Affairs

625 Liberty Avenue, Suite 1700

Pittsburgh, PA 15222

(Name and address of agent for service)

(412) 553-5700

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, no par value	550,000	(1)(2)	$20.87	(3)	$11,478,500	(3)	$1,391.19

(1)         Represents 110,100 shares of common stock, no par value (Common Stock), of EQT Corporation (EQT) issuable pursuant to the EQT Corporation Stock Option Inducement Award Agreement, dated April 22, 2019 (the Option Inducement Award), 61,160 shares of Common Stock issuable pursuant to the EQT Corporation Performance Share Unit Inducement Award Agreement, dated April 22, 2019 (the PSU Inducement Award), 30,580 shares of Common Stock issuable pursuant to the EQT Corporation Restricted Stock Inducement Award Agreement (Cliff Vesting), dated April 22, 2019 (the Restricted Stock Inducement Award (Cliff Vesting)), and 190,810 shares of Common Stock issuable pursuant to the EQT Corporation Restricted Stock Inducement Award Agreement (Ratable Vesting), dated April 22, 2019 (the Restricted Stock Inducement Award (Ratable Vesting) and, together with the Option Inducement Award, the PSU Inducement Award and the Restricted Stock Inducement Award (Cliff Vesting), the Inducement Awards). The foregoing amounts include shares of Common Stock that may be issuable pursuant to the dividend reinvestment provisions of the Inducement Awards.

(2)         Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the Securities Act), this registration statement on Form S-8 (this Registration Statement) also covers any additional shares of Common Stock that may become issuable pursuant to the anti-dilution provisions of the Inducement Awards.

(3)         Estimated solely for the purposes of calculating the amount of the registration fee in accordance with Rule 457(c) and 457(h) of the Securities Act on the basis of the average of the high and low sale prices for the shares of EQT’s Common Stock on April 18, 2019 as reported on the New York Stock Exchange.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this Registration Statement) is being filed by EQT Corporation (EQT) for the purpose of registering 550,000 shares of EQT’s common stock, no par value (Common Stock), that may be issued pursuant to the EQT Corporation Stock Option Inducement Award Agreement, dated April 22, 2019, the EQT Corporation Performance Share Unit Inducement Award Agreement, dated April 22, 2019, the EQT Corporation Restricted Stock Inducement Award Agreement (Cliff Vesting), dated April 22, 2019, and the EQT Corporation Restricted Stock Inducement Award Agreement (Ratable Vesting), dated April 22, 2019 (collectively, the Inducement Awards). The Inducement Awards were granted outside of EQT’s incentive award plans as “employment inducement grants” under New York Stock Exchange Listing Rule 303A.08.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of this Registration Statement will be sent or given to employees of EQT as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the Securities Act). Such documents are not required to be (and are not) filed with the Securities and Exchange Commission (the Commission) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

EQT will provide, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this Registration Statement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit into this Registration Statement. You should direct requests for documents to:

EQT Corporation

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania 15222

Attention: Jonathan M.Lushko

General Counsel and

Senior Vice President, Government Affairs

Telephone: (412) 553-5700

In this Registration Statement, “EQT”, “we,” “our” and “us” refer to EQT Corporation.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

We incorporate by reference into this Registration Statement the documents listed below. We also incorporate by reference into this Registration Statement, from the date of filing of such documents, all documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act) (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

(a)                                 EQT’s Annual Report on Form 10-K for the year ended December 31, 2018 (filed on February 14, 2019);

(b)                                 EQT’s Current Report on Form 8-K (filed on March 7, 2019); and

(c)                                  EQT’s description of its common stock set forth in our registration statement filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

EQT is incorporated under the laws of the Commonwealth of Pennsylvania.

Under Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (the PBCL), a business corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or representative of the corporation, or is or was serving at the request of the corporation as a director, officer or representative of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of a threatened, pending or completed action or proceeding by or in the right of the corporation, such indemnification only covers expenses and excludes judgments and amounts paid in settlement with respect to such action or proceeding, and no indemnification can be made for expenses if such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

In addition, PBCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

(1)   by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

(2)   if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3)   by the shareholders.

Notwithstanding the above, PBCL Section 1743 provides that to the extent that a director, officer or representative of a business corporation is successful on the merits or otherwise in defense of any action or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Further, PBCL Section 1745 provides that expenses (including attorneys’ fees) incurred by an officer, director or representative of a business corporation in defending any such action or proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of such officer, director or representative to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

Also, PBCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or directors or otherwise for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation; provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Article IV of our by-laws (the Bylaws) provides that our directors or officers shall be indemnified as of right to the fullest extent not prohibited by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other proceeding (whether brought by or in the right of the corporation or otherwise) arising out of their service to EQT or to another corporation or other enterprise at EQT’s request.

PBCL Section 1747 permits a business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer or representative of the corporation, or is or was serving at the request of the corporation as a director, officer or representative of another corporation or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

Article IV of the our by-laws provides that we may purchase and maintain insurance to protect EQT and its directors, officers or representatives against any liability asserted against such person and incurred by such person in respect of the service of such person, whether or not we would have the power to indemnify such person against such liability by law or under the provisions of Article IV.

EQT maintains directors’ and officers’ liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act, which they may incur in connection with their serving as such. Under this insurance, EQT may receive reimbursement for amounts as to which the directors and officers are indemnified by EQT under the bylaw indemnification provisions described above. Such insurance also provides certain additional coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by the bylaw indemnification provisions described above.

As permitted by PBCL Section 1713, our restated articles of incorporation and our by-laws provide that no director shall be personally liable for monetary damages as such for any action taken, or failure to take any action, unless the director has breached or failed to perform the duties of his office under Subchapter B—“Fiduciary Duty” of Chapter 17 of the PBCL and such director’s breach of duty or failure to perform constituted self-dealing, willful misconduct or recklessness. The PBCL states that this exculpation from liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to federal, state or local law. It is uncertain whether this provision will control with respect to liabilities imposed upon directors by federal law, including federal securities laws. PBCL Section 1715(d) creates a presumption, subject to exceptions, that a director acted in the best interests of the corporation. PBCL Section 1712, in defining the standard of care a director owes to the corporation, provides that a director stands in a fiduciary relation to the corporation and must perform his duties as a director or as a member of any committee of the board of directors in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

We also have indemnification agreements with all our executive officers and directors (collectively, indemnitees). These agreements provide that the indemnitees will be protected as promised in our by-laws (regardless of, among other things, any amendment to or revocation of our by-laws or any change in the composition of our board of directors or an acquisition transaction relating to us) and advanced expenses to the fullest extent of the law and as set forth in the indemnification agreements. These agreements also provide, to the extent insurance is maintained, for the continued coverage of the indemnitees under our director and officer insurance policies. The indemnification agreements, among other things and subject to certain limitations, indemnify and hold harmless the indemnitees against any and all reasonable expenses, including fees and expenses of counsel, and any and all liability and loss, including judgments, fines, ERISA, excise taxes or penalties and amounts paid or to be paid in settlement, incurred or paid by the indemnitees in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of the corporation or otherwise, in which the indemnitees are, were or at any time become parties, or are threatened to be made parties or are involved by reason of the fact that the indemnitees are or were our directors or officers or are or were serving at our request as directors, officers, employees, trustees or representatives of another corporation or enterprise.

The foregoing is only a general summary of certain aspects of the PBCL, our restated articles of incorporation and our by-laws dealing with indemnification of directors and officers and does not purport to be complete.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 6.01 of Regulation S-K).

Exhibit Number	Description
4.1	Restated Articles of Incorporation of EQT Corporation (amended through November 13, 2017), incorporated herein by reference to Exhibit 3.1 to Form 8-K (#001-3551) filed on November 14, 2017
4.2	Amended and Restated Bylaws of EQT Corporation (amended through November 13, 2017), incorporated herein by reference to Exhibit 3.3 to Form 8-K (#001-3551) filed on November 14, 2017
4.3*	EQT Corporation Stock Option Inducement Award Agreement, dated April 22, 2019
4.4*	EQT Corporation Performance Share Unit Inducement Award Agreement, dated April 22, 2019
4.5*	EQT Corporation Restricted Stock Inducement Award Agreement (Cliff Vesting), dated April 22, 2019
4.6*	EQT Corporation Restricted Stock Inducement Award Agreement (Ratable Vesting), dated April 22, 2019
5.1*	Opinion of Reed Smith LLP
23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for EQT Corporation
23.2*	Consent of Ryder Scott Company, L.P.
23.3*	Consent of Reed Smith LLP (included in Exhibit 5.1)
24.1*	Powers of Attorney (included in the signature page of this Registration Statement)

* Filed herewith

Item 9.         Undertakings.

(a)                                 The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on April 22, 2019.

EQT CORPORATION

By:	/s/ Jimmi Sue Smith
Name: Jimmi Sue Smith
Title: Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Robert J. McNally, Jimmi Sue Smith, and Jonathan M. Lushko, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on or before April 22, 2019.

Signature	Title	Date

/s/ Robert J. McNally	President, Chief Executive Officer and	April 22, 2019
Robert J. McNally	Director (Principal Executive Officer)

/s/ Jimmi Sue Smith	Senior Vice President and Chief Financial Officer	April 22, 2019
Jimmi Sue Smith	(Principal Financial Officer)

/s/ Jeffery C. Mitchell	Vice President and Principal Accounting Officer	April 22, 2019
Jeffery C. Mitchell

/s/ Philip G. Behrman	Director	April 22, 2019
Philip G. Behrman

/s/ A. Bray Cary, Jr.	Director	April 22, 2019
A. Bray Cary, Jr.

/s/ Christina A. Cassotis	Director	April 22, 2019
Christina A. Cassotis

/s/ William M. Lambert	Director	April 22, 2019
William M. Lambert

/s/ Gerald F. MacCleary	Director	April 22, 2019
Gerald F. MacCleary

/s/ Anita M. Powers	Director	April 22, 2019
Anita M. Powers

/s/ Daniel J. Rice IV	Director	April 22, 2019
Daniel J. Rice IV

/s/ James E. Rohr	Chairman	April 22, 2019
James E. Rohr

/s/ Stephen A. Thorington	Director	April 22, 2019
Stephen A. Thorington

/s/ Lee T. Todd, Jr.	Director	April 22, 2019
Lee T. Todd, Jr.

/s/ Christine J. Toretti	Director	April 22, 2019
Christine J. Toretti